UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  December 22, 2009

BROADWIND ENERGY, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-31313 (Commission File Number)	88-0409160 (IRS Employer Identification No.)

47 East Chicago Avenue, Suite 332, Naperville, Illinois 60540

(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (630) 637-0315

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.             Entry into a Material Definitive Agreement.

Amendment to Loan Agreement

On December 22, 2009, Brad Foote Gear Works, Inc., an Illinois corporation (“Brad Foote”) and a wholly-owned subsidiary of Broadwind Energy, Inc., a Delaware corporation (the “Company”), entered into a Thirty-Seventh Amendment to Loan and Security Agreement dated as of December 22, 2009 (the “Amendment”) with Bank of America, N.A. (“Bank of America”) amending the Loan and Security Agreement, dated as of January 17, 1997, between Brad Foote and Bank of America (as amended, the “Loan Agreement”).

Among other things, the Amendment provides that the senior debt to EBITDA ratio for the period ending December 31, 2009, the cumulative EBITDA covenant for the months of January and February 2010 and the cumulative revenue covenant for the month of December 2009 shall no longer be applicable.

In connection with the Amendment, Brad Foote agreed to pay a customary amendment fee and provide reimbursement of expenses.  In addition, the Company and certain subsidiaries of Brad Foote entered into a Reaffirmation (the “Reaffirmation”) of each of the Loan Documents (as defined in the Loan Agreement) to which they are a party.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Amendment and the Reaffirmation, copies of which are attached hereto as Exhibits 10.1 and 10.2, and are incorporated herein by reference.

Item 9.01.             Financial Statements and Exhibits.

(d)	Exhibits

10.1	Thirty-Seventh Amendment to Loan and Security Agreement, dated as of December 22, 2009, by and between Brad Foote Gear Works, Inc. and Bank of America, N.A.

10.2	Reaffirmation, dated as of December 22, 2009, made by each of Broadwind Energy, Inc., 1309 South Cicero Avenue, LLC and 5100 Neville Road, LLC, for the benefit of Bank of America, N.A.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROADWIND ENERGY, INC.

December 23, 2009	By:	/s/ J. Cameron Drecoll
J. Cameron Drecoll
Chief Executive Officer

EXHIBIT INDEX

10.1	Thirty-Seventh Amendment to Loan and Security Agreement, dated as of December 22, 2009, by and between Brad Foote Gear Works, Inc. and Bank of America, N.A.

10.2	Reaffirmation, dated as of December 22, 2009, made by each of Broadwind Energy, Inc., 1309 South Cicero Avenue, LLC and 5100 Neville Road, LLC, for the benefit of Bank of America, N.A.